Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS FOURTH QUARTER 2024 RESULTS

WASHINGTON, D.C. – February 25, 2025 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government and its adjacent partners, today announced its results of operations for the quarter and full year ended December 31, 2024.

Highlights for the Quarter Ended December 31, 2024:

•
Net income of $5.7 million, or $0.05 per share on a fully diluted basis
•
Core FFO of $32.6 million, or $0.29 per share on a fully diluted basis
•
Acquired a 104,136 square foot facility 100% leased to Northrop Grumman Systems Corporation (NYSE: NOC, S&P: BBB+), a multinational aerospace and defense company, located in Aurora, Colorado (“Northrop Grumman - Aurora”)
•
Acquired a 100,000 leased square foot, Level 4 secure facility fully occupied by the Internal Revenue Service (IRS) and located in Ogden, Utah (“IRS - Ogden”)
•
Acquired a 97% leased, combined 295,253 square foot campus across three assets leased primarily to the Wake County Public School System (WCPSS) and located in Cary, North Carolina
•
Issued an aggregate of 2,269,843 shares of the Company's common stock in settlement of previously entered into forward sales transactions through the Company's $300.0 million ATM Program launched in December 2019 (the “2019 ATM Program”). These shares were then physically settled in the same quarter at a weighted average price per share of $12.38, raising net proceeds to the Company of approximately $28.1 million

“We are pleased with the position of our portfolio,” said Darrell Crate, Easterly’s President & Chief Executive Officer. “Through the DOGE effort, the federal government has recognized the value and efficiency of leasing versus owning its real estate. We are specialists in delivering mission-critical facilities to key government agencies, and we remain committed to our ongoing public-private partnership.”

Highlights for the Year Ended December 31, 2024:

Net income of $20.6 million, or $0.19 per share on a fully diluted basis

Core FFO of $126.9 million, or $1.17 per share on a fully diluted basis

Received an investment grade issuer credit rating from Kroll Bond Rating Agency, LLC (“KBRA”) of BBB with Stable Outlook

Awarded a lease to develop a 50,777 square foot federal courthouse in Flagstaff, Arizona (“JUD - Flagstaff”)

Achieved a 4% decrease in total portfolio energy consumption year-over-year

Executed a new $400.0 million revolving credit facility (the “Revolver”) with an accordion feature that allows the Company to request additional lender commitments of up to $300.0 million with an initial maturity of June 2028

Exceeded initial full year guidance and achieved results at the upper end of raised guidance

Completed the acquisition of, either directly or through the Company's joint venture partnership (the “JV”), 10 properties for an aggregate pro rata contractual purchase price of approximately $230.0 million, comprised of $189.1 million of wholly owned acquisitions, and $40.9 million from a pro rata JV acquisition

Expanded the Company's investment strategy to acquire mission-critical facilities leased to private sector government contractors that help fulfill key government functions through the use of specialized real estate

Successfully renewed 144,172 leased square feet of the Company's portfolio for a weighted average lease term of 19.3 years

Maintained a quarterly cash dividend of $0.265 per share

Issued an aggregate of 5,491,217 shares of the Company's common stock in settlement of previously entered into forward sales transactions through the Company's 2019 ATM Program at a weighted average price per share of $12.95, raising net proceeds to the Company of approximately $71.1 million

Portfolio Operations

As of December 31, 2024, the Company or its JV owned 100 operating properties in the United States encompassing approximately 9.7 million leased square feet, including 92 operating properties that were leased primarily to U.S. Government tenant agencies, three operating properties that were entirely leased to private tenants, and four operating property leased primarily to tenant agencies of a high-credit U.S. state government. In addition, the Company wholly owned two properties in development that the Company expects will encompass approximately 0.2 million rentable square feet upon completion. The first re-development project, located in Atlanta, Georgia, is currently under construction and, once complete, a 20-year lease with the U.S. General Services Administration (GSA) is expected to commence for the beneficial use of the U.S. Food and Drug Administration (FDA). The second project, located in Flagstaff, Arizona, is currently in design and, once complete, a 20-year lease with the GSA is expected to commence for the beneficial use of the United States Judiciary. As of December 31, 2024, the portfolio had a weighted average age of 15.7 years, based upon the date properties were built or renovated-to-suit, and had a weighted average remaining lease term of 10.0 years.

Balance Sheet and Capital Markets Activity

As of December 31, 2024, the Company had total indebtedness of approximately $1.6 billion comprised of $274.6 million outstanding on its senior unsecured revolving credit facility, $100.0 million outstanding on its 2016 term loan facility, $174.5 million outstanding on its 2018 term loan facility, $900.0 million of senior unsecured notes, and $156.3 million of mortgage debt (excluding unamortized premiums and discounts and deferred financing fees). The Company's outstanding debt had a weighted average maturity of 4.5 years and a weighted average interest rate of 4.6%. Further, the Company's Net Debt to total enterprise value was 55.2% and its Adjusted Net Debt to annualized quarterly pro forma EBITDA ratio was 7.1x.

On January 11, 2024, the Company announced it had received an investment grade issuer credit rating from KBRA of BBB with Stable Outlook. This rating has since been reaffirmed.

On January 25, 2024, the Company announced it extended its $100.0 million unsecured term loan executed in 2016 (the “2016 Term Loan”) for the facility and extended the weighted average life of maturities at attractive spreads, underscoring the Company’s fortified balance sheet and strong capital partner relationships.

On June 4, 2024, the Company announced it has executed a new $400.0 million revolving credit facility. The Revolver includes an accordion feature that allows the Company to request additional lender commitments of up to $300.0 million, for a total Revolver capacity of up to $700.0 million. The Revolver will initially mature four years from the closing date, in June 2028, with two six-month as-of-right extension options available to extend the maturity to June 2029, subject to certain conditions. Borrowings under the Revolver will bear interest at a rate of Adjusted SOFR plus a spread of 1.20% to 1.80%, depending on the Company’s leverage ratio. Given the Company's current leverage ratio, the initial spread to Adjusted SOFR is set at 1.35%.

In the year ended December 31, 2024, the Company issued an aggregate of 5,491,217 shares of the Company's common stock in settlement of forward sales transactions through the 2019 ATM Program at a weighted average price per share of $12.95, raising net proceeds to the Company of approximately $71.1 million. As of the date of this release, the Company has no unsettled forward sales transactions outstanding under the 2019 ATM Program.

Acquisitions and Development Lending Activity

On March 4, 2024, the Company announced it has been awarded a 20-year non-cancelable lease for a 50,777 rentable square foot Federal courthouse in Flagstaff, Arizona. JUD - Flagstaff is expected to be a state-of-the-art, three-story courthouse that is constructed according to Level III security requirements. The steel framed, natural stone clad facility is designed utilizing the Crime Prevention Through Environmental Design (CPTED) principles and incorporates a number of important safety features, including perimeter fencing, natural and constructed physical barriers, required setbacks, and building security. The courthouse provides for secured parking under the building for the judges and U.S. Marshals and features a sallyport to transport defendants via a separate pathway up to prisoner intake and the courtrooms on the second and third floors. Three independent paths of travel are constructed throughout the entire facility to ensure defendants, judges, and the public never interact with one another outside the two District and Magistrate courtrooms. Once the development is complete, a brand-new 20-year firm term lease will commence with the GSA for the benefit of the United States Judiciary.

On April 12, 2024, the Company acquired a 135,200 square foot facility primarily leased to the Office of the Chief Information Officer (OCIO) and Office of Human Capital of the U.S. Immigration and Customs Enforcement (ICE), located near Dallas, Texas (“ICE - Dallas”). ICE - Dallas is a 95% leased facility that has been renovated to suit ICE’s OCIO and Office of Human Capital. The OCIO is responsible for delivering innovative information technology (IT) and business solutions that enable ICE to protect and secure the nation. The asset will help facilitate the OCIO’s mission critical IT initiatives to modernize ICE’s IT systems and adapt and conform to modern IT management disciplines. Two additional triple net private tenants occupy the remaining leased space under leases that feature annual lease escalations. The weighted average initial lease term for all three tenancies is 16.2 years and still carried a weighted average remaining lease term of 13.3 years at the time of its original announcement.

On May 7, 2024, the Company acquired a 27,840 square foot facility 100% leased to Homeland Security Investigations (HSI), the principal investigation arm within the Department of Homeland Security (DHS), with a 15-year lease that does not expire until March 2036, and located in Orlando, Florida (“HSI - Orlando”). HSI helps shield the nation from global threats to ensure Americans are safe and secure. The agency maintains operations in 235 cities nationwide and maintains an international presence that spans over 90 offices in more than 50 countries. HSI - Orlando also houses the Central Florida Intelligence Exchange, which is an all crime and all hazards fusion center, supporting nine counties with on-site staffing from multiple federal, state, and local agencies.

On May 9, 2024, the Company acquired a 49,420 square foot facility 100% leased to ICE and located in Orlando, Florida (“ICE - Orlando”). ICE - Orlando is a 49,420 square foot facility 100% leased to the U.S. Immigration and Customs Enforcement (ICE). The Orlando-based property features a 20-year lease that does not expire until August 2040. As one of the country’s premier federal law enforcement agencies, ICE is dedicated to detecting and dismantling transnational criminal networks that target the American people and threaten our industries, organizations, and financial system. The critical operations housed in this facility cover a significant portion of Central Florida.

On August 6, 2024, the Company entered into a construction loan agreement to lend up to $52.1 million to a developer (the “Borrower”) in connection with the re-development of an approximately 68,669 square foot Drug Enforcement Administration (DEA) facility located in Bedford, Massachusetts (“DEA - Bedford”). The construction loan will accrue interest monthly at a fixed market rate of 9.00% per annum and will be re-paid through draws made on the construction loan. The construction loan shall be repaid in full on or before August 31, 2027, the maturity date. Upon completion of the development, at the Company’s election, the Company has the option through a Membership Interest Purchase Agreement to purchase all of the issued and outstanding membership interest from the Borrower through a special purpose entity which solely holds the developed property.

On August 29, 2024, the Company acquired the previously announced 193,100 leased square foot outpatient facility leased to the VA located in Jacksonville, Florida. VA - Jacksonville is the final property to be acquired in the previously announced portfolio of 10 properties 100% leased to the VA under predominately 20-year firm term leases. VA - Jacksonville supports veterans within the surrounding region through primary and specialty healthcare services including prosthetics, physical therapy, occupational therapy, traumatic brain injury treatment, and rehabilitation medicine. The facility also features a domiciliary which provides housing to veterans who are otherwise homeless, require substance abuse treatment, or need additional full-time care. Over 1.4 million veterans reside in the State of Florida, representing the third largest veteran population in the nation.

On September 4, 2024, the Company acquired Northrop Grumman - Dayton, a build-to-suit facility that has been occupied by Northrop Grumman Systems Corporation since 2012 and incorporates robust security enhancements, including secure design standards, access control systems, and security cameras, all of which aid in the confidentiality and integrity of the tenant’s operations. The property sits adjacent to Gate 22B at the Wright-Patterson Air Force Base, the main access point for the Air Force Research Laboratory’s (AFRL) headquarters and the Air Force Institute of Technology. Dating back to its founding in 1917, the AFRL is the primary scientific research and development center for the Department of the Air Force and plays an integral role in leading the discovery, development, and integration of warfighting technologies for the country’s air, space, and cyberspace force. With a workforce of more than 12,500 employees across nine technology areas and 40 other operations across the globe, AFRL provides a diverse portfolio of science and technology ranging from fundamental to advanced research and technology development.

On October 10, 2024, the Company acquired a 104,136 square foot facility 100% leased to Northrop Grumman Systems Corporation located in Aurora, Colorado. The facility, developed in 2002, was built-to-suit for TRW Inc., an aerospace and automotive corporation acquired by Northrop Grumman in that same year. Approximately 70% of the three-floor buildout is constructed under secure design standards as required by the U.S. Government related to the tenant’s contracts with Buckley Space Force Base (“Buckley SFB”). This secure space is certified and accredited as meeting Director of National Intelligence security standards for the processing, storage, and discussion of sensitive compartmented information. The property is located immediately west of Buckley SFB, which contributes an estimated $2.5 billion annually to the local economy and provides strategic and theater missile warning to the United States and its International Partners. The base supports 3,500 active-duty members from every service, 4,000 National Guard personnel and Reservists, four commonwealth international partners, 2,400 civilians, 2,500 contractors, 94,000 retirees and approximately 40,000 veterans and dependents.

On November 21 2024, the Company acquired a 100,000 leased square foot facility 100% leased to the GSA for the beneficial use of the IRS, located in Ogden, Utah, a geographic hub for the agency. The highly secure, Level 4 facility sits on 13 acres and houses mission-critical operations related to the IRS’ tax submission processing and Digital Fraud Department, which was first created within the location. Holding Level 4 U.S. IRS - Ogden maintains 24/7 security system monitoring, bomb detection equipment, chemical sniffing K9s, gated access, guard stations, a receipt control and deposit center, and numerous pieces of specialized equipment to facilitate the IRS’ core functions including administering the Internal Revenue Code and pursuing instances of erroneous or fraudulent tax filings. IRS - Ogden is used as the IRS’s internal mail processing center and features a lease that expires in January 2029 and contains two five-year options that extend the lease through January 2039. This facility is one of only two IRS processing centers within the U.S. and maintains three staffing shifts, with up to 850 employees per shift onsite daily during high volume periods. To build upon its on-site operations, the IRS is actively relocating its Imaging Department from its Cincinnati location to the Ogden facility and adding four new high-speed scanners.

On November 27, 2024, the Company acquired a 97% leased, combined 295,253 square foot campus across three assets leased primarily to the Wake County Public School System. The three properties serve as multi-purpose facilities, functioning as both operational headquarters and public-facing service centers that are critical to the tenant’s mission. WCPSS first occupied these facilities in 2011 under a lease that does not expire until 2034.

The three properties in the WCPSS campus include:

•
Wake County I - Cary: 75,401 square foot facility 100% leased to WCPSS through June 30, 2034 with annual rent escalations
•
Wake County II - Cary: 98,340 square foot facility 100% leased to WCPSS through June 30, 2034 with annual rent escalations
•
Wake County III - Cary: 121,512 square foot facility 63% leased to WCPSS through June 30, 2034 with annual rent escalations, 31% leased to Jacobs Engineering with annual rent escalations, and 6% currently available for future leasing as a value-add opportunity

Dividend

On February 19, 2025, the Board of Directors of Easterly approved a cash dividend for the fourth quarter of 2024 in the amount of $0.265 per common share. The dividend will be payable March 17, 2025 to shareholders of record on March 5, 2025.

Subsequent Events

On January 8, 2025, the Company amended the 2016 Term Loan. Easterly extended the maturity date of the 2016 Term Loan from January 30, 2025 to January 28, 2028. Further, the Company may exercise at its discretion two one-year extension options, subject to certain conditions, thus extending the maturity date as late as January 28, 2030. Easterly further secured increased borrowing capacity on the accordion feature from $150.0 million to $250.0 million. In connection with the 2016 Term Loan, the Company also entered into an interest rate swap to effectively fix SOFR at 3.8569% annually. By executing this swap, the Company provides greater certainty over its interest rate exposure. Borrowings under the 2016 Term Loan will continue to bear interest at a rate of SOFR, a credit spread adjustment of 0.10%, plus a spread of 1.20% to 1.70%, depending on the Company's leverage ratio. Given the Company's current leverage ratio, the 2016 Term Loan’s initial spread to SOFR is set at 1.35%.

Guidance

This guidance is forward-looking and reflects management’s view of current and future market conditions. The Company’s actual results may differ materially from this guidance.

Outlook for the 12 Months Ending December 31, 2025

The Company is raising the lower end of its guidance for full-year 2025 Core FFO per share on a fully diluted basis at a range of $1.18 - $1.21.

	Low	High
Net income (loss) per share – fully diluted basis	$0.20	0.23
Plus: Company’s share of real estate depreciation and amortization	$0.97	0.97
FFO per share – fully diluted basis	$1.17	1.20
Plus: Company’s share of depreciation of non-real estate assets	$0.01	0.01
Core FFO per share – fully diluted basis	$1.18	1.21

This guidance assumes $100 million of wholly owned acquisitions and $25 - $75 million of gross development-related investment during 2025.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. A reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release following the consolidated financial statements. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the Securities and Exchange Commission from time to time. We present certain financial information and metrics “at Easterly’s Share,” which is calculated on an entity-by-entity basis. “At Easterly’s Share” information, which we also refer to as being “at share,” “pro rata,” or “our share” is not, and is not intended to be, a presentation in accordance with GAAP.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current Nareit definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items, nonrecurring expenditures and the unconsolidated real estate venture’s allocated share of these adjustments. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

Core Funds from Operations (Core FFO) adjusts FFO to present an alternative measure of the Company's operating performance, which, when applicable, excludes items which it believes are not representative of ongoing operating results, such as liability management related costs (including losses on extinguishment of debt and modification costs), catastrophic event charges, depreciation of non-real estate assets, provision for credit losses, and the unconsolidated real estate venture's allocated share of these adjustments. In future periods, the Company may also exclude other items from Core FFO that it believes may help investors compare its results. The Company believes Core FFO more accurately reflects the ongoing operational and financial performance of the Company's core business.

EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization, (gain) loss on the sale of operating properties, impairment loss, and the unconsolidated real estate venture’s allocated share of these adjustments. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper - 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO includes the Company’s share of FFO generated by unconsolidated affiliates. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Net Debt and Adjusted Net Debt Net Debt represents the Company's consolidated debt and its share of unconsolidated debt adjusted to exclude its share of unamortized premiums and discounts and deferred financing fees, less its share of cash and cash equivalents and property acquisition closing escrow, net of deposit. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net Debt is Net Debt reduced by 1) for each project under construction or in design, the lesser of i) outstanding lump-sum reimbursement amounts and ii) the cost to date, 2) 40% times the amount by which the cost to date exceeds total lump-sum reimbursement amounts for each project under construction or in design and 3) outstanding lump-sum reimbursement amounts for projects previously completed. These adjustments are made to 1) remove the estimated portion of each project under construction, in design or previously completed that has been financed with debt which may be repaid with outstanding cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction or in design, in excess of total lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. See page 25 of the Company’s Q4 2024 Supplemental Information Package for further information. The Company’s method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and may be presented on a pro forma basis. Accordingly, the Company's method may not be comparable to such other REITs.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

Conference Call Information

The Company will host a webcast and conference call at 11:00 am Eastern time on February 25, 2025 to review the fourth quarter 2024 performance, discuss recent events and conduct a question-and-answer session. A live webcast will be available in the Investor Relations section of the Company’s website. Shortly after the webcast, a replay of the webcast will be available on the Investor Relations section of the Company's website for up to twelve months. Please note that the full text of the press release and supplemental information package are also available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE: DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Senior Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and Core FFO per share on a fully diluted basis. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues, including credit risk and risk that the U.S. Government reduces its spending on real estate or that it changes its preference away from leased properties; risks associated with ownership and development of real estate; the risk of decreased rental rates or increased vacancy rates; the loss of key personnel; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or yield anticipated results; risks associated with our joint venture activities; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness, including failure to refinance current or future indebtedness on favorable terms, or at all, failure to meet the restrictive covenants and requirements in our existing and new debt agreements, fluctuations in interest rates and increased costs to refinance or issue new debt; risks associated with derivatives or hedging activity; risks associated with mortgage debt or unsecured financing or the unavailability thereof, which could make it difficult to finance or refinance properties and could subject us to foreclosure; adverse impacts from any future pandemic, epidemic or outbreak of any highly infectious disease on the U.S., regional and global economies and our financial condition and results of operations; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 25, 2025, and under the heading “Risk Factors” in our other public filings. In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership. We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands, except share amounts)

	December 31, 2024	December 31, 2023
Assets
Real estate properties, net	$2,572,095	$2,319,143
Cash and cash equivalents	19,353	9,381
Restricted cash	8,451	12,558
Tenant accounts receivable	71,172	66,274
Investment in unconsolidated real estate venture	316,521	284,544
Real estate loan receivable, net	34,081	-
Intangible assets, net	161,425	148,453
Interest rate swaps	717	1,994
Prepaid expenses and other assets	39,256	37,405
Total assets	$3,223,071	$2,879,752

Liabilities
Revolving credit facility	274,550	79,000
Term loan facilities, net	274,009	299,108
Notes payable, net	894,676	696,532
Mortgage notes payable, net	155,586	220,195
Intangible liabilities, net	14,885	12,480
Deferred revenue	120,977	82,712
Accounts payable, accrued expenses and other liabilities	101,271	80,209
Total liabilities	1,835,954	1,470,236

Equity
Common stock, par value $0.01, 200,000,000 shares authorized, 107,970,559 and 100,973,247 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	1,080	1,010
Additional paid-in capital	1,873,545	1,783,338
Retained earnings	131,854	112,301
Cumulative dividends	(686,044)	(576,319)
Accumulated other comprehensive income	683	1,871
Total stockholders' equity	1,321,118	1,322,201
Non-controlling interest in Operating Partnership	65,999	87,315
Total equity	1,387,117	1,409,516
Total liabilities and equity	$3,223,071	$2,879,752

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenues
Rental income	$74,136	$69,795	$289,601	$273,906
Tenant reimbursements	2,050	1,629	6,544	8,908
Asset management income	622	550	2,302	2,110
Other income	1,442	646	3,605	2,303
Total revenues	78,250	72,620	302,052	287,227

Expenses
Property operating	18,731	17,701	70,151	71,964
Real estate taxes	6,852	7,560	30,924	30,461
Depreciation and amortization	24,652	23,347	96,333	91,292
Acquisition costs	451	435	1,878	1,661
Corporate general and administrative	6,418	6,692	24,450	27,118
Provision for credit losses(1)	49	-	1,527	-
Total expenses	57,153	55,735	225,263	222,496

Other income (expense)
Income from unconsolidated real estate venture	1,684	1,332	6,051	5,498
Interest expense, net	(17,223)	(13,430)	(62,433)	(49,169)
Gain on the sale of real estate	171	-	171	-
Net income	5,729	4,787	20,578	21,060

Non-controlling interest in Operating Partnership	(276)	(351)	(1,025)	(2,256)
Net income available to Easterly Government
Properties, Inc.	$5,453	$4,436	$19,553	$18,804

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.05	$0.04	$0.18	$0.19
Diluted	$0.05	$0.04	$0.18	$0.19

Weighted-average common shares outstanding:
Basic	105,744,868	98,982,693	103,443,951	94,264,166
Diluted	106,110,415	99,334,449	103,758,546	94,556,055

Net income, per share - fully diluted basis	$0.05	$0.04	$0.19	$0.20

Weighted average common shares outstanding -
fully diluted basis	111,136,991	107,424,269	108,910,534	105,621,563

(1) Provision for credit loss amounts previously classified within Corporate general and administrative have been reclassified to Provision for credit losses on our Consolidated Statements of Operations to conform with the current period presentation.

EBITDA

(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net income	$5,729	$4,787	$20,578	$21,060
Depreciation and amortization	24,652	23,347	96,333	91,292
Interest expense	17,223	13,430	62,433	49,169
Tax expense	102	302	(356)	1,105
Gain on the sale of real estate	(171)	-	(171)	-
Unconsolidated real estate venture allocated share of above adjustments	2,335	2,087	8,489	7,929
EBITDA	$49,870	$43,953	$187,306	$170,555

Pro forma adjustments(1)	1,442
Pro forma EBITDA	$51,312

(1) Pro forma assuming a full quarter of operations from the five operating properties acquired in the fourth quarter of 2024.

FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023

Net income	$5,729	$4,787	$20,578	$21,060
Depreciation of real estate assets	24,400	23,094	95,326	90,288
Gain on the sale of real estate	(171)	-	(171)	-
Unconsolidated real estate venture allocated share of above adjustments	2,272	2,002	8,256	7,639
FFO	$32,230	$29,883	$123,989	$118,987
Adjustments to FFO:
Loss on extinguishment of debt	-	-	260	14
Provision for credit losses	49	-	1,527	-
Natural disaster event expense, net of recovery	96	(17)	95	69
Depreciation of non-real estate assets	252	252	1,007	1,003
Unconsolidated real estate venture allocated share of above adjustments	16	16	66	66
Core FFO	$32,643	$30,134	$126,944	$120,139

FFO, per share - fully diluted basis	$0.29	$0.28	$1.14	$1.13
Core FFO, per share - fully diluted basis	$0.29	$0.28	$1.17	$1.14

Core FFO	$32,643	$30,134	$126,944	$120,139
Straight-line rent and other non-cash adjustments	134	(1,236)	(2,989)	(3,897)
Amortization of above-/below-market leases	(471)	(678)	(1,935)	(2,730)
Amortization of deferred revenue	(1,762)	(1,571)	(6,887)	(6,249)
Non-cash interest expense	750	272	2,108	1,024
Non-cash compensation	1,002	1,122	3,211	5,747
Natural disaster event expense, net of recovery	(96)	17	(95)	(69)
Principal amortization	(1,115)	(1,090)	(4,403)	(4,316)
Maintenance capital expenditures	(5,536)	(4,198)	(13,745)	(12,474)
Contractual tenant improvements	(362)	(771)	(1,222)	(2,139)
Unconsolidated real estate venture allocated share of above adjustments	(102)	(139)	(109)	(201)
Cash Available for Distribution (CAD)	$25,085	$21,862	$100,878	$94,835

Weighted average common shares outstanding - fully diluted basis	111,136,991	107,424,269	108,910,534	105,621,563

Net Debt and Adjusted Net Debt

(Unaudited, in thousands)

December 31, 2024
Total Debt(1)	$1,605,348
Less: Cash and cash equivalents	(20,803)
Net Debt	$1,584,545
Less: Adjustment for development projects(2)	(131,824)
Adjusted Net Debt	$1,452,721

1 Excludes unamortized premiums / discounts and deferred financing fees.

2 See definition of Adjusted Net Debt on Page 7 of this release.